Exhibit 99.1

News Release

Alvaro Garcia-Tunon To Retire As Wabtec CFO; To Be Succeeded By Pat Dugan

WILMERDING, PA, October 27, 2013 – Wabtec Corporation (NYSE: WAB) said Alvaro Garcia-Tunon has decided to retire as Executive Vice President and Chief Financial Officer, effective January 1, 2014. He will be succeeded by Patrick D. Dugan, who joined Wabtec in 2003 and has served as Senior Vice President, Finance and Corporate Controller, and as a member of the company’s Executive Office, since January 2012.

Garcia-Tunon, 61, will remain with the company as a strategic adviser. He joined Wabtec in 1995 and served in a variety of roles of increasing responsibility prior to his appointment as CFO in March 2003. He has played an integral role in the company’s success and will continue to be involved in its strategic growth initiatives.

Dugan, 47, has 20 years of executive financial management experience, and for the past 10 years has been involved in all aspects of Wabtec’s business, including strategic planning, financial controls and reporting, acquisitions, banking and capital markets, information technology and tax planning. He joined Wabtec as Vice President and Corporate Controller in 2003 and was promoted to Senior Vice President in 2012. Previously, he served as CFO of CWI International and as a manager with PricewaterhouseCoopers. A Certified Public Accountant, Dugan graduated from The Pennsylvania State University with a degree in accounting, and earned an MBA from the University of Pittsburgh.

Albert J. Neupaver, Wabtec’s chairman and chief executive officer, said: “Alvaro has been a true business partner throughout his Wabtec career, and we want to thank him for his service to the company. During his tenure as CFO, Wabtec has had unprecedented growth, with sales increasing more than threefold and earnings increasing more than sevenfold. As a result, our stock price has appreciated each year in that period, increasing by more than a factor of 10. We’re pleased Alvaro will continue to be involved to ensure a smooth transition, and to provide expertise and counsel on a variety of strategic opportunities.

“Pat’s appointment as CFO marks another important step in our ongoing succession planning process, and is in recognition of the vital role he has played since joining the company. As we strive to continue to build on Wabtec’s success, I’m confident Pat will provide strong financial, operational and strategic leadership.”

Garcia-Tunon said: “I feel it has been a privilege to be able to work with such a high-quality group of people at Wabtec for the last 18 years and am proud of what we have accomplished over that span. I am most proud, however, of the financial team that will remain, led by Pat Dugan. I am certain they will help lead the company to even greater success.”

Wabtec Corporation is a global provider of value-added, technology-based products and services for rail and industrial markets. Through its subsidiaries, the company manufactures a range of products for locomotives, freight cars and passenger transit vehicles. The company also builds new switcher and commuter locomotives, and provides aftermarket services. The company has facilities located throughout the world.

Tim Wesley	Phone: 412.825.1543	Wabtec Corporation
	E-mail: twesley@wabtec.com	1001 Air Brake Avenue
	Website: www.wabtec.com	Wilmerding, PA 15148